Exhibit 8(uuu)
JPMORGAN DISTRIBUTION SERVICES, INC.
MUTUAL FUND SALES AGREEMENT
This Agreement, is entered into between Merrill Lynch Life Insurance Company (“Financial Intermediary”), an Arkansas life insurance company, on its own behalf and on behalf of each segregated asset account of Financial Intermediary set forth on Exhibit A hereto as may be amended from time to time (hereinafter referred to individually and collectively as the “Account”), and JPMorgan Distribution Services, Inc. (“JPMDS”) with respect to series of each of the trusts and the corporation listed on Exhibit B hereto (each, a “Trust”; collectively, the “Trusts”); (each series referred to as a “Fund” and collectively as the “Funds”) for whose shares of beneficial interest JPMDS serves as Distributor and for whom JPMDS provides distribution services.
     WHEREAS, the Financial Intermediary has duly established and maintains the Account as a segregated asset account for the purpose of setting aside and investing assets attributable to variable annuity contracts set forth in Exhibit A hereto, as it may be amended from time to time by mutual written agreement (the “Contracts”);
     WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Financial Intermediary intends to purchase shares of the Funds listed in Exhibit B hereto (“Shares”), as it may be amended from time to time by mutual written agreement, on behalf of the Account to fund the aforesaid Contracts, which are sold in connection with individual IRAs, IRA accounts and certain other qualified retirement programs (the “Retirement Plans”) and JPMDS is authorized to sell such Shares of the Funds to the Account at net asset value; and
     WHEREAS, the Financial Intermediary, JPMDS and the Trusts have entered into a Participation Agreement effective as of the same date as this Agreement (the “Participation Agreement”).
NOW, THEREFORE, in consideration of their mutual promises, the Financial Intermediary and JPMDS agree as follows:
A. Sales of Fund Shares.
1.	Offer and Sale of Shares

Financial Intermediary will purchase, redeem and pay for Shares only in accordance with the terms and conditions of the applicable current prospectus (“Prospectus”). Statement of Additional Information (“SAI”), and Article I of the Participation Agreement, and applicable rules, regulations and requirements.
2.	Execution of Orders for Purchase and Redemption of Shares.
(a)	All accepted orders for the purchase of any Shares shall be executed in accordance with the provisions of Article I of the Participation Agreement: Sale of Fund Shares and Purchase of and Redemption Procedures.

(b)	The Financial Intermediary agrees that neither the Funds. JPMDS nor any of their affiliates or agents will have any responsibility or liability to review any purchase or redemption request which is presented by Financial Intermediary (i) to determine whether such request is genuine or authorized by a contract owner or (ii) to determine the suitability of a particular Fund or class of Shares for a contract owner. The Funds, JPMDS and their affiliates and agents will be entitled to rely conclusively on any purchase or redemption request communicated to the Funds by Financial Intermediary, and will have no liability whatsoever for any losses, claims or damages to or against Financial Intermediary or any contract owner resulting from the failure of Financial Intermediary to transmit any such request, or from any errors contained in any request.

(c)	Payments for Shares shall be made as specified in the Prospectus. If payment for any purchase order is not received in accordance with the terms of the Prospectus, JPMDS reserves the right, with sufficient advance notice for Intermediary to cure any error, to cancel the sale and to hold the Financial Intermediary responsible for any loss sustained as a result thereof, including loss of profit.

(d)	Financial Intermediary confirms that it will be considered the Funds’ agent for the sole purpose of receiving purchase and redemption orders from Retirement Plans and transmitting them to the Funds.

(e)	Financial Intermediary certifies that it will at all times follow relevant rules, regulations and requirements in connection with the handling of orders for transactions in the Funds, including, without limitation:
(i)	Rule 22c-1(a) and other applicable rules under the Investment Company Act of 1940, as amended (“Investment Company Act”);

(ii)	The provisions of the Participation Agreement and this Agreement; and

(iii)	the Prospectus.
(f)	Financial Intermediary further certifies that it:
(i)	has adopted and implemented and will monitor, on a continuous basis, its compliance with procedures reasonably designed to prevent violations of relevant law and regulation with respect to late trading, market timing and abusive trading practices;

(ii)	will provide information and further certification to JPMDS or its designee to verify compliance with this Section A.2; and

(iii)	will cooperate in monitoring and enforcing the Trust’s market timing, late trading, and any redemption fee policies as set forth in the Prospectus and such other policies established by the Trust from time to time.
3.	Financial Intermediary Acts as Agent for the Retirement Plans

The parties agree that in performing its services under this Agreement:
(a)	Financial Intermediary is acting as agent for the Retirement Plans;

(b)	The Retirement Plans are for all purposes the customers of Financial Intermediary;

(c)	Each transaction is initiated solely upon the order of a Retirement Plan;

(d)	As between Financial Intermediary and the Account, the Account will have full beneficial ownership of all Shares; and

(e)	Each transaction shall be for the account of the Account and not for Financial Intermediary’s account.
4.	Blue Sky.

JPMDS will make available to Financial Intermediary a list of the states or other jurisdictions in which Shares are eligible for sale, which list may be revised from time to time. Financial Intermediary agrees to sell or offer to sell Shares only in the states and other jurisdictions appearing on the most recent list received from JPMDS.
B.	Distribution Services and Fees.

1.	Agreement to Provide Distribution Services.

JPMDS hereby appoints Financial Intermediary to furnish sales and marketing services in connection with the Contracts to contractowners who invest in and own Shares that pay a distribution fee under distribution plans adopted by the Funds pursuant to Rule 12b-1 under the Investment Company Act (“Rule 12b-1 Fees”).

2.	Asset-Based Sales Loads Payable to Financial Intermediary.

During the term of this Agreement, JPMDS will pay Financial Intermediary Rule 12b-l Fees as set forth in the Prospectus. JPMDS may, in its sole discretion, reduce the amount of, or eliminate entirely, Rule 12b-1 Fee payments. In addition, Rule 12b-l Fees may be reduced or eliminated at any time if the distribution plans under which the fees are paid are materially amended or terminated either by the Board of the Funds or by vote of a majority of the outstanding Shares.

For the payment period in which this Agreement becomes effective or terminates, there shall be an appropriate pro-ration of Rule 12b-l Fee payments on the basis of the number of days that this Agreement is in effect during the period.

Financial Intermediary’s acceptance of Rule 12b-l Fees hereunder shall constitute its representation (which shall survive any payment of such fees and any termination of this Agreement and shall be reaffirmed each time Financial Intermediary accepts a fee hereunder) that it is authorized to receive Rule 12b-l for the distribution services it provides under this Agreement.

C.	Indemnification.

1.	Indemnification By Financial Intermediary
(a). Financial Intermediary agrees to indemnify and hold harmless JPMDS and each of its directors and officers, and each person, if any, who controls JPMDS within the meaning of Section 15 of the 1933 Act or who is under common control with JPMDS (collectively, the “Indemnified Parties” for purposes of this Section D. 1.) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of Financial Intermediary) or litigation (including legal and other expenses), to which the Indemnified Parties may become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements:
(i) arise out of any willful misconduct or gross negligence (as measured by industry standards) of Financial Intermediary, its agents and employees, in the performance of, or failure to perform, its obligations under this Agreement, or any reckless disregard of its obligations under this Agreement; or
(ii) arise out of or result from any failure to cure a material breach of any representation and/or warranty made by Financial Intermediary in the Participation Agreement or arise out of or result from any failure to cure any other material breach of this Agreement by Financial Intermediary.
as limited by and in accordance with the provisions of Sections C. 1. (b) and C. l.(c) hereof.
(b). Financial Intermediary shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party’s willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party’s duties or by reason of such Indemnified Party’s reckless disregard of its obligations or duties under this Agreement.
(c). Financial Intermediary shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified Financial Intermediary in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify Financial Intermediary of any such claim shall not relieve Financial Intermediary from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against an Indemnified Party, Financial Intermediary shall be entitled to participate, at its own expense, in the defense of such action. Financial Intermediary also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from Financial Intermediary to such party of Financial Intermediary’s election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and Financial Intermediary will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation. Financial Intermediary, in the defense of any such claim or litigation, shall not, without the written consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement.
(d). The Indemnified Parties will promptly notify Financial Intermediary of the commencement of any litigation or proceedings against them in connection with the issuance or sale of the Shares or the Contracts or the operation of the Fund.

2.	Indemnification by JPMDS
(a). JPMDS agrees to indemnify and hold harmless Financial Intermediary and each of its directors and officers and each person, if any, who controls Financial Intermediary within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties” for purposes of this Section D. 2.) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of JPMDS) or litigation (including legal and other expenses) to which the Indemnified Parties may become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements:

(i) arise out of any willful misconduct or gross negligence (as measured by industry standards) of JPMDS, its agents and employees, in the performance of, or failure to perform, its obligations under this Agreement, or any reckless disregard of its obligations under this Agreement; or

(ii) arise out of or result from any failure to cure a material breach of any representation and/or warranty made by JPMDS in the Participation Agreement or arise out of or result from any failure to cure any other material breach of this Agreement by JPMDS.

as limited by and in accordance with the provisions of Sections C.2. (b) and C.2. (c) hereof.

(b). JPMDS shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party’s willful misfeasance, bad faith, or gross negligence in the performance or such Indemnified Party’s duties or by reason of such Indemnified Party’s reckless disregard of obligations and duties under this Agreement or to Financial Intermediary or the Account, whichever is applicable.

(c). JPMDS shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified JPMDS in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify JPMDS of any such claim shall not relieve JPMDS from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against the Indemnified Party, JPMDS will be entitled to participate, at its own expense, in the defense thereof. JPMDS also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from JPMDS to such party of JPMDS’ election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and JPMDS will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation. JPMDS, in the defense of any such claim or litigation, shall not, without the written consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement.

(d). The Indemnified Party will promptly notify JPMDS of the commencement of any litigation or proceedings against it or any of its officers or directors in connection with the issuance or sale of the Contracts or the operation of the Account.

D.	Confidentiality.
1.	All information, including “nonpublic personal information” as that term is defined in Regulation S-P, relating to participants in Retirement Plans investing in Shares is and shall remain the sole property of the Funds and the Financial Intermediary and shall not be disclosed to or used by the Funds, the Financial Intermediary, JPMDS, or their affiliates for any purpose except in the performance of their respective duties and responsibilities under this Agreement and except for servicing and informational mailings relating to the Funds or as permitted by Rule 15 of Regulation S-P. Notwithstanding the foregoing, this Section D shall not prohibit the Financial Intermediary, the Funds, JPMDS, or any of their affiliates from utilizing the names of participants in the Retirement Plans for any purpose if the names are obtained in any manner other than from Financial Intermediary pursuant to this Agreement.

2.	If applicable, Financial Intermediary will deliver the Funds’ privacy policy as required by Regulation S-P.

3.	The provisions of this Section D shall survive the termination of this Agreement.
E.	Anti-Money Laundering Program.
Financial Intermediary represents that it has adopted an Anti-Money Laundering Program (“AML Program”) established by its affiliated broker-dealer, Merrill Lynch Pierce Fenner & Smith that is designed to comply with applicable U.S. laws, regulations, and guidance, including rules of self-regulatory organizations, relating to the prevention of money laundering, terrorist financing, and related financial crimes. Its AML Program includes written policies and procedures regarding the i) verification of the identity of its customers and the source of the customers’ funds, and ii) reporting of any suspicious transactions in a customer’s account. Financial Intermediary agrees to cooperate with JPMDS to satisfy JPMDS’ AML due diligence policies, which may include annual AML compliance certifications, periodic AML due diligence reviews and/or other requests deemed necessary to ensure its compliance with the AML regulations. Financial Intermediary will (but only to the extent consistent with applicable law) take all steps necessary and appropriate to provide the Funds and/or JPMDS with any requested information about its customers and their Fund accounts in the event that the Funds and/or JPMDS shall request such information due to an inquiry or investigation by any law enforcement, regulatory, or administrative authority.
F.	Miscellaneous.

1.	ERISA Assets.

To the extent Shares are purchased by a Retirement Plan which is a defined contribution plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) Financial Intermediary represents and warrants that the arrangements provided for in this Agreement will be disclosed to such Retirement Plans(s) through their representatives and that it either:
(a)	is not a “fiduciary” with respect to the provision of the services contemplated herein to any such Retirement Plan(s) as such term is defined in Section 3(21) of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”); or

(b)	its receipt of fees pursuant to this Agreement and the provision of the services contemplated herein to any such Retirement Plan(s)
will not constitute a non-exempt “prohibited transaction” as such term is defined in Section 406 of ERISA and Section 4975 of the Code.
2. Use of Names.
Neither party shall use the name (or any trademark, trade name, service mark or logo) of the other party or its affiliates or of the Funds in any manner without the other party’s written consent, except as required by any applicable federal or state law, rule or regulation, and except that Financial Intermediary may identify the Funds in a listing of funds offered by Financial Intermediary.
3. Security Against Unauthorized Use of Funds’ Recordkeeping Systems.
Financial Intermediary agrees to provide such security as is necessary to prevent any unauthorized use by it of the Funds’ recordkeeping system, accessed via (a) the world wide web or any URL maintained by the Funds or JPMDS, (b) a networking/data access arrangement or (c) computer hardware or software provided to Financial Intermediary by JPMDS.
4. Notices.
Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

If to the Financial Intermediary:	Merrill Lynch Life Insurance Company
570 Carillon Parkway
St. Petersburg, Florida 33716
Attn: General Counsel, Transamerica Fund Complex
Phone: (727)299-1821
Fax: (727)299-1832

If to JPMDS:
JPMORGAN DISTRIBUTION SERVICES, INC.

Street Address:	US Mail Address:
1111 Polaris Parkway	PO Box 711235
Columbus, Ohio 43240	Columbus, Ohio 43271-1235
Phone: (614) 213-3041
Fax: (614)213-6324

Attn: President
5. Records.
Financial Intermediary will maintain all records required to be kept by state and federal law, regulation or rules relating to transactions in Shares and, upon request by the Funds, will promptly make such records available to the Funds or their designee.

6. Effective Date, Amendment and Termination.
(a)	This Agreement shall become effective as of the date executed by JPMDS or as of the first date thereafter upon which Financial Intermediary executes any transaction, performs any service, or receives any payment pursuant hereto.

(b)	This Agreement shall continue in effect, with respect to Rule 12b-l Fees payable by each Fund, until the October 31st following the date of its execution, and thereafter for successive periods of one year if the form of this Agreement is approved at least annually by the Board of the Funds, including a majority of the members of the Board of the Funds who are not interested persons of the Funds cast in person at a meeting called for that purpose.

(c)	This Agreement may be amended by JPMDS from time to time by the following procedure. JPMDS will mail a copy of the amendment to Financial Intermediary’s address, as shown below. If Financial Intermediary does not object to the amendment within thirty (30) days after its receipt, the amendment will become part of the Agreement. Financial Intermediary’s objection must be in writing and be received by JPMDS within such thirty days.

(d)	Notwithstanding the foregoing, this Agreement may be terminated as follows:
(i)	at any time, without the payment of any penalty, by the vote of a majority of the members of the Board of the Funds who are not interested persons of the Funds or by a vote of a majority of the outstanding voting Shares as defined in the Investment Company Act on not more than sixty (60) days’ written notice to the parties to this Agreement;

(ii)	automatically in the event of the Agreement’s assignment as defined in the Investment Company Act, upon the termination of the Distribution Agreement between the Funds and JPMDS, upon the termination of the applicable distribution plan(s), or upon the termination of the Participation Agreement; and

(iii)	by any party to this Agreement without cause by giving the other party at least thirty (30) days’ written notice.
(e)	The termination of this Agreement with respect to any one Fund will not cause the Agreement’s termination with respect to any other Fund.
7. Authorization.
Financial Intermediary and JPMDS each represents to the other (i) that it has the requisite authority to enter into and perform its responsibilities under this Agreement; and (ii) that this Agreement constitutes its valid and binding obligation.
8. Governing Law.
This Agreement shall be construed in accordance with the laws of the State of New York.

JPMORGAN DISTRIBUTION SERVICES, INC.	FINRA CRD Number: 104234

Street Address:	US Mail Address:
1111 Polaris Parkway	PO Box 711235
Columbus, Ohio 43240	Columbus, Ohio 43271-1235
Phone: (614)213-3041
Fax: (614)213-6324

By:	/s/ Robert L. Young
	Name:	Robert L. Young
	Title:	Vice President
Date:

MERRILL LYNCH LIFE INSURANCE COMPANY
Address:
570 Carillon Parkway
St. Petersburg, Florida 33716
Phone: (727) 299-1821
Fax: (727) 299-1832

By:	/s/ Lonny J Olejniczak
	Name:	Lonny J Olejniczak
	Title:	President
	Date:	December 28, 2007

EXHIBIT A
SEPARATE ACCOUNTS OF FINANCIAL INTERMEDIARY
Merrill Lynch Life Variable Annuity Separate Account D

EXHIBIT B
TRUSTS AND CORPORATION
JPMorgan Trust I
JPMorgan Trust II,
JPMorgan Value Opportunities Fund Inc
J.P. Morgan Fleming Mutual Fund Group, Inc.
J.P. Morgan Mutual Fund Group
J.P. Morgan Mutual Fund Investment Trust
Undiscovered Managers Funds
FUNDS AND CLASSES OF SHARES
JPMorgan Multi-Cap Market Neutral Fund, Class A shares
JPMorgan Small Cap Growth Fund, Class A shares